Exhibit 99.1

For Immediate Release

October 28, 2003

For more information:	Rex S. Schuette Chief Financial Officer 706-781-2265 rex_schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. REPORTS
RECORD THIRD QUARTER EARNINGS

Strong Loan and Fee Revenue Growth Drive Performance

BLAIRSVILLE, GA, October 28, 2003 – United Community Banks, Inc. (Nasdaq: UCBI), Georgia’s third largest bank holding company, today announced net income for the third quarter of 2003 rose 23% to a record $10.4 million from $8.4 million for the third quarter of 2002.  Diluted earnings per share of $.43 increased 13% from $.38 for the same period a year ago.  Total revenue, on a taxable equivalent basis, of $45.2 million increased 25% from the year-ago third quarter.  Return on tangible equity was 19.94% compared with 17.88% a year ago and return on assets was 1.06% compared with 1.12% a year ago.

For the nine months ended September 30, 2003, net operating income of $28.9 million rose $4.7 million, or 19%, from $24.2 million for the same period a year ago.  Diluted operating earnings per share totaled $1.24, an increase of $.15, or 14%, from $1.09 a year earlier.  Total revenue of $126.5 million increased $19.7 million, or 18%, from the same period a year ago.  Return on tangible equity was 19.12% compared with 17.96% a year ago.

Net operating income for the first nine months of 2003 excludes pre-tax merger-related charges of $1.5 million, or $1.0 million after tax, and $.04 per diluted share.  The merger-related charges were for legal, investment advisor and other professional fees, as well as the termination of equipment leases and conversion costs related to the acquisitions of First Georgia Holding, Inc. (“First Georgia Bank”) completed on May 1, 2003 and First Central Bancshares, Inc. (“First Central Bank”) completed on March 31, 2003.  Including those merger-related charges, net income, diluted earnings per share, return on equity and return on assets for the nine months ended September 30, 2003 were $27.9 million, $1.20, 15.02% and 1.02%, respectively.

“Loan demand across all of our markets and higher fee revenue drove our third quarter performance, pushing earnings for the quarter above $10 million for the first time,” said Jimmy Tallent, President and Chief Executive Officer. “This record performance also marked a significant milestone for quarterly earnings, since only seven years ago we earned $10 million for the entire year.”

“Our ability to service customers, combined with the strength of our markets relative to the national economy, helped increase loans by $277 million, or 12%, from a year ago,” Tallent added.  “In addition, the acquisitions of First Central Bank and First Georgia Bank contributed $310 million in new loans, bringing our total loan growth to $587 million.  Mortgage refinancing together with new deposit products and services were key drivers for the rise in fee revenue.”

“Our long-term financial goals are sustained double-digit earnings per share growth and return on tangible equity above 16%,” Tallent said.  “Return on tangible equity, which excludes the effects of acquisition-related intangibles, was 19.94% for the third quarter compared with 17.88% for the same period a year ago. Excluding those intangibles, our return on equity for the quarter was 14.90% compared with 16.56% a year ago. As a result of the acquisitions, we expected our return on equity this quarter to decline by approximately 150 basis points to the 15% level,” Tallent added.

Taxable equivalent net interest revenue for the third quarter rose $6.2 million, or 20%, to $36.3 million from the same period a year ago.  Recent acquisitions contributed approximately $3.5 million, leaving the core growth rate at approximately 9%.  “Even without the acquisitions and despite the weak national economy, United Community Banks still experienced strong loan growth and new business,” Tallent said.

Taxable equivalent net interest margin for the third quarter was 3.97% versus 4.31% a year ago, due to margin compression caused by lower interest rates. “Over the past four quarters, our net interest margin has stabilized around the 4% level and we expect to continue around that level in the fourth quarter,” Tallent said. “On a consecutive quarter basis, excluding acquisitions, our net interest revenue grew at an annualized rate of approximately 10%.  With a stable margin, we are prepared to maintain our earnings momentum by achieving a strong base of core business growth combined with continued focus on expense controls.”

The third quarter provision for loan losses was $1.5 million, down $.3 million from a year earlier and unchanged from the second quarter of 2003.  Non-performing assets totaled $8.0 million and were down $1.6 million from a year ago while loans outstanding were up almost $600 million over the same period. Non-performing assets as a percentage of total assets were .20% at September 30, 2003, compared with .31% at September 30, 2002.  “Our high credit quality provides the foundation on which our financial performance is built,” Tallent said. “Credit quality remains excellent thanks to the tireless efforts of our exceptional team of bankers.  Our strategy of securing loans with hard assets is key to our credit quality success.”

Fee revenue of $10.4 million for the third quarter increased $2.7 million, or 35%, from $7.7 million a year ago.  Excluding the contribution of recent mergers, fee revenue grew 15%, primarily driven by higher mortgage fees and service charges and fees on deposit accounts.   Low interest rates continued to help generate higher mortgage fees of $3.1 million for the quarter, up $1.3 million over 2002.  Service charges and fees on deposit accounts were $5.0 million, up $1.4 million due to the recent acquisitions, increasing popularity of new products and services introduced last year, and growth in transactions and new accounts.

Operating expenses were $28.7 million, up $6.2 million, or 27%, from the third quarter of 2002.  Included in this third quarter were operating expenses for the two banks acquired earlier this year, which totaled approximately $3.7 million, leaving the underlying core expense growth rate at 11%.  Salaries and employee benefits of $18.0 million increased $3.6 million, or 25%, with approximately $2.2 million of this increase resulting from the recent acquisitions.  The balance of the increase was due to normal merit increases for staff and higher incentive compensation associated with the growth in mortgage refinancing activities.  Staff levels at September 30, 2003, excluding acquisitions, were down slightly from a year ago.  Communications and equipment expenses increased $.6 million primarily resulting from the recent acquisitions. Excluding the acquisitions, communications and equipment expenses increased approximately 10% due to depreciation and amortization costs for software, telecommunications, and technology equipment added over the last twelve months.  Increases in all other expense categories can be attributed to the recent acquisitions and business growth.

“We continue to diligently monitor and control expenses while growing our customer base and revenue,” Tallent said.  “Excluding acquisitions, total revenue increased 12% while operating expenses rose 11%, providing for a positive operating leverage of 1%, which contributed to our 13% growth in diluted earnings per share this quarter.  Our efficiency ratio was 61.34% for the quarter compared with 59.66% a year ago and down slightly from the prior quarter.  Costs associated with recent acquisitions accounted for a significant portion of the increase over last year.  We are striving for an efficiency ratio in the range of 58% to 60%, which we believe is reasonable given our service-oriented community banking model.”

“Looking forward, we believe United Community Banks remains on target to achieve earnings per share growth within our long-term goal of 12% to 15% for the balance of 2003 and next year,” Tallent said.  “We anticipate loan growth in the range of 10% to 14% for the fourth quarter and through 2004, and our net interest margin will continue to be around the 4% level through 2004.  Our outlook is based on assumptions that include a continued, stable economic environment in our markets combined with strong credit quality.  We remain committed to providing superior customer service, growing our franchise -- both internally and through selective mergers, and improving our operating efficiency while maintaining solid credit quality.”

On September 24, 2003, United Community Banks issued $35 million in subordinated step-up notes due September 30, 2015.  The subordinated notes qualify as Tier II capital under risk based capital guidelines.  The notes bear interest at a fixed rate of 6.25% through September 30, 2010, and a rate of 7.50% thereafter until maturity or earlier redemption.  The notes are callable at par on September 30, 2010, and September 30 of each year thereafter until maturity.  Proceeds from the offering will be used for general corporate purposes.

Under the stock purchase program, a total of 1.5 million shares of common stock may be purchased through December 31, 2004.  As of September 30, 2003, a total of 874,000 shares have been purchased over the past two years with an average cost per share of $22.17.

On October 23, 2003, the Board of Directors declared a regular fourth quarter cash dividend of $.075 per common share payable January 2, 2004, to shareholders of record as of the close of business on December 15, 2003.  “Earlier this year, we increased our annual dividend rate for 2003 to $.30 per share, up $.05, or 20%, over the dividends paid for 2002,” Tallent said.  “This increase reflects our continued strong performance and commitment to deliver value to our shareholders.”

During the third quarter, United Community Banks announced an agreement to purchase three branches located in Avery, Mitchell, and Graham counties in western North Carolina from another financial institution.  In aggregate, the branches had deposits of  $74 million and loans of approximately $11 million as of September 30. The transaction has received all required regulatory approvals and will close in the fourth quarter of this year. "We are delighted to have this opportunity to expand our western North Carolina footprint in these excellent markets and to be able to serve our new customers with the same high level of customer service and community-focused banking style for which we are known," Tallent said.

United Community Banks completed the acquisitions of First Central Bank, headquartered in Lenoir City, Tennessee and First Georgia Bank, headquartered in Brunswick, Georgia during the first six months of 2003.  Combined, the acquisitions added 14 banking offices with approximately $310 million in loans, $410 million in deposits and $53 million in intangible assets.  “We successfully completed the last of the systems conversions during the third quarter and we are well on our way to meeting our strategic objectives with these mergers,” Tallent said.  “We are moving swiftly to take advantage of the outstanding growth opportunities available in these new markets.  Both acquisitions will be slightly accretive to earnings in 2003.”

Conference Call

United Community Banks will hold a conference call to discuss the contents of this news release, as well as business highlights and financial outlook, on Tuesday, October 28, 2003 at 11:00 a.m. ET.  The telephone number for the conference call is (800) 915-4836.  The conference call will also be available by web-cast within the Investor Relations section of the company's web site, www.ucbi.com.

About United Community Banks, Inc.

Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia.  United Community Banks has assets of $3.9 billion and operates 20 community banks with 70 banking offices located throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina, and east Tennessee.  The company specializes in providing personalized community banking services to individuals and small to mid-size businesses in its markets.  United Community Banks also offers the convenience of 24-hour access to its services through a network of ATMs, telephone and on-line banking.  United Community Banks common stock is listed on the Nasdaq National Market under the symbol UCBI.  Additional information may be found at the company’s web site, www.ucbi.com.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment.  These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.  Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” on page 4 of United Community Banks, Inc. annual report filed on Form 10-K with the Securities and Exchange Commission.

(Tables Follow)

UNITED COMMUNITY BANKS, INC.

For the Three and Nine Months Ended September 30, 2003

						Third
	2003			2002		Quarter	For the Nine		YTD
(in thousands, except per share	Third	Second	First	Fourth	Third	2003-2002	Months Ended		2003-2002
data; taxable equivalent)	Quarter	Quarter	Quarter	Quarter	Quarter	Change	2003	2002	Change
INCOME SUMMARY	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)	(Audited)
Interest revenue	$53,731	$53,261	$48,403	$48,579	$49,076		$155,395	$147,353
Interest expense	17,446	18,467	17,589	18,964	18,942		53,502	57,393
Net interest revenue	36,285	34,794	30,814	29,615	30,134	20%	101,893	89,960	13%
Provision for loan losses	1,500	1,500	1,500	1,800	1,800		4,500	5,100
Total fee revenue	10,401	10,316	8,377	8,784	7,727	35	29,094	21,950	33
Total revenue	45,186	43,610	37,691	36,599	36,061	25	126,487	106,810	18
Operating expenses (1)	28,712	27,699	23,917	23,005	22,551	27	80,328	68,119	18
Income before taxes	16,474	15,911	13,774	13,594	13,510	22	46,159	38,691	19
Income taxes	6,110	6,014	5,164	5,034	5,109		17,288	14,471
Net operating income	10,364	9,897	8,610	8,560	8,401	23	28,871	24,220	19
Merger-related charges, net of tax	-	428	546	-	-		974	-
Net income	$10,364	$9,469	$8,064	$8,560	$8,401	23	$27,897	$24,220	15

OPERATING PERFORMANCE (1)
Earnings per common share:
Basic	$ ..44	$.43	$ ..40	$ ..40	$ ..39	13	$1.28	$1.13	13
Diluted	..43	.42	.39	.39	..38	13	1.24	1.09	14
Return on equity (2)	14.90%	15.43%	16.55%	16.42%	16.56%		15.55%	16.58%
Return on tangible equity (3)	19.94	19.54	17.79	17.68	17.88		19.12	17.96
Return on assets	1.06	1.06	1.07	1.08	1.12		1.06	1.12
Efficiency ratio	61.34	61.40	61.03	59.94	59.66		61.27	60.90
Dividend payout ratio	17.05	17.44	18.75	15.63	16.03		17.58	16.59

GAAP PERFORMANCE
PER COMMON SHARE
Basic earnings	$.44	$.41	$.38	$.40	$ ..39	13	$1.24	$1.13	10
Diluted earnings	.43	.40	.37	.39	..38	13	1.20	1.09	10
Cash dividends declared	.075	.075	.075	.0625	..0625	20.225		.1875	20
Book value	12.31	12.22	11.09	10.34	10.01	23	12.31	10.01	23
Tangible book value (3)	9.66	9.55	9.59	9.74	9.41	3	9.66	9.41	3

KEY PERFORMANCE RATIOS
Return on equity (2)	14.90%	14.76%	15.50%	16.42%	16.56%		15.02%	16.58%
Return on assets	1.06	1.01	1.00	1.08	1.12		1.02	1.12
Efficiency ratio	61.34	62.88	63.17	59.94	59.66		62.42	60.90
Net interest margin	3.97	3.99	4.05	4.03	4.31		4.00	4.44
Dividend payout ratio	17.05	18.29	19.74	15.63	16.03		18.15	16.59
Equity to assets	7.35	7.31	6.87	6.90	6.86		7.35	6.86
Equity to assets (tangible) (3)	5.85	5.80	5.96	6.47	6.42		5.85	6.42

ASSET QUALITY
Allowance for loan losses	$37,773	$37,353	$33,022	$30,914	$30,300		$37,773	$30,300
Non-performing assets	7,998	8,232	7,745	8,019	9,591		7,998	9,591
Net charge-offs	1,080	1,069	1,030	1,186	690		3,179	1,924
Allowance for loan losses to loans	1.29%	1.31%	1.30%	1.30%	1.30%		1.29%	1.30%
Non-performing assets to total assets	..20	.21	.22	.25	..31		.20	.31
Net charge-offs to average loans	..15	.16	.17	.20	..12		.16	.12

AVERAGE BALANCES
Loans	$2,881,375	$2,742,952	$2,422,542	$2,358,021	$2,300,681	25	$2,683,970	$2,200,061	22
Earning assets (4)	3,629,819	3,497,851	3,072,719	2,919,613	2,780,276	31	3,402,170	2,707,904	26
Total assets	3,888,141	3,756,689	3,269,481	3,138,747	2,976,509	31	3,640,371	2,898,823	26
Deposits	2,826,900	2,829,986	2,466,801	2,408,773	2,378,656	19	2,709,215	2,279,009	19
Stockholders’ equity	285,790	269,972	223,599	217,051	212,703	34	260,015	204,030	27
Common shares outstanding:
Basic	23,408	22,853	21,218	21,293	21,392		22,501	21,402
Diluted	24,123	23,592	21,957	22,078	22,233		23,233	22,227

AT PERIOD END
Loans	$2,918,412	$2,861,481	$2,546,001	$2,381,798	$2,331,862	25	$2,918,412	$2,331,862	25
Earning assets	3,676,018	3,642,545	3,304,232	3,029,409	2,908,577	26	3,676,018	2,908,577	26
Total assets	3,942,139	3,905,929	3,579,004	3,211,344	3,142,393	25	3,942,139	3,142,393	25
Deposits	2,790,331	2,870,926	2,723,574	2,385,239	2,386,962	17	2,790,331	2,386,962	17
Stockholders’ equity	289,713	285,500	245,699	221,579	215,430	34	289,713	215,430	34
Common shares outstanding	23,488	23,311	22,037	21,263	21,345	10	23,488	21,345	10

(1) Excludes pre-tax merger-related charges totaling $840,000 or $.02 per diluted common share and $668,000 or $.02 per diluted common share recorded in the first and second quarters, respectively, of 2003.
(2) Net income available to common stockholders divided by average realized common equity which excludes accumulated other comprehensive income.
(3) Excludes effect of acquisition related intangibles and associated amortization.
(4) Excludes unrealized gains and losses on securities available for sale.

UNITED COMMUNITY BANKS, INC.
Consolidated Statement of Income
For the Three and Nine Months Ended September 30, 2003 and 2002

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2003	2002	2003	2002
Interest revenue:	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Interest and fees on loans	$46,623	$42,533	$133,461	$126,167
Interest on federal funds sold and deposits in banks	140	76	307	427
Interest on investment securities:
Taxable	5,738	5,087	17,803	16,528
Tax-exempt	694	795	2,164	2,435
Total interest revenue	53,195	48,491	153,735	145,557

Interest expense:
Interest on deposits:
Demand	1,728	3,073	6,119	8,469
Savings	82	134	287	398
Time	9,784	11,303	30,673	34,355
Other borrowings	5,852	4,432	16,423	14,171
Total interest expense	17,446	18,942	53,502	57,393
Net interest revenue	35,749	29,549	100,233	88,164
Provision for loan losses	1,500	1,800	4,500	5,100
Net interest revenue after provision for loan losses	34,249	27,749	95,733	83,064

Fee revenue:
Service charges and fees	5,009	3,576	13,270	9,801
Mortgage loan and related fees	3,115	1,844	8,762	5,087
Consulting fees	1,092	1,216	3,366	3,381
Brokerage fees	447	467	1,315	1,456
Securities gains (losses), net	(122)	64	(125)	64
Other	860	560	2,506	2,161
Total fee revenue	10,401	7,727	29,094	21,950
Total revenue	44,650	35,476	124,827	105,014

Operating expenses:
Salaries and employee benefits	17,990	14,352	50,665	42,786
Occupancy	2,344	2,047	6,640	6,223
Communications and equipment	2,310	1,685	6,314	4,708
Postage, printing and supplies	1,237	870	3,354	2,836
Professional fees	1,036	881	3,007	2,621
Advertising and public relations	766	639	2,439	2,358
Amortization of intangibles	370	85	783	255
Merger-related charges	-	-	1,508	-
Other	2,659	1,992	7,126	6,332
Total operating expenses	28,712	22,551	81,836	68,119
Income before income taxes	15,938	12,925	42,991	36,895
Income taxes	5,574	4,524	15,094	12,675
Net income	$10,364	$8,401	$27,897	$24,220

Net income available to common stockholders	$10,352	$8,375	$27,840	$24,142

Earnings per common share:
Basic	$.44	$.39	$1.24	$1.13
Diluted	.43	.38	1.20	1.09
Average common shares outstanding:
Basic	23,408	21,392	22,501	21,402
Diluted	24,123	22,233	23,233	22,227

UNITED COMMUNITY BANKS, INC.
Consolidated Balance Sheet
For the period ended
	September 30,	December 31,	September 30,
($ in thousands)	2003	2002	2002

ASSETS	(Unaudited)	(Audited)	(Unaudited)

Cash and due from banks	$94,381	$75,027	$81,480
Interest-bearing deposits in banks	67,022	31,318	36,168
Federal funds sold	-	-	28,344
Cash and cash equivalents	161,403	106,345	145,992

Securities available for sale	634,421	559,390	460,673
Mortgage loans held for sale	14,348	24,080	24,766
Loans, net of unearned income	2,918,412	2,381,798	2,331,862
Less - allowance for loan losses	37,773	30,914	30,300
Loans, net	2,880,639	2,350,884	2,301,562

Premises and equipment, net	83,342	70,748	69,585
Accrued interest receivable	23,079	20,275	18,335
Intangible assets	65,674	12,767	12,853
Other assets	79,233	66,855	108,627
Total assets	$3,942,139	$3,211,344	$3,142,393

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Demand	$404,752	$297,613	$317,783
Interest-bearing demand	798,072	734,494	684,577
Savings	137,613	100,523	99,244
Time	1,449,894	1,252,609	1,285,358
Total deposits	2,790,331	2,385,239	2,386,962

Accrued expenses and other liabilities	24,752	17,222	71,473
Federal funds purchased and repurchase agreements	78,900	20,263	80,219
Federal Home Loan Bank advances	650,572	492,130	332,860
Long-term debt and other borrowings	107,871	74,911	55,449
Total liabilities	3,652,426	2,989,765	2,926,963

Stockholders' equity:
Preferred stock, $1 par value; $10 stated value; 10,000,000 shares authorized;
65,500, 172,600 and 172,600 shares issued and outstanding	655	1,726	1,726
Common stock, $1 par value; 50,000,000 shares authorized;
23,804,382, 21,805,924 and 21,805,924 shares issued	23,804	21,806	21,806
Capital surplus	106,925	62,495	62,419
Retained earnings	158,464	135,709	128,504
Treasury stock; 216,370, 542,652 and 461,385 shares, at cost	(8,015)	(11,432)	(9,401)
Accumulated other comprehensive income	7,880	11,275	10,376
Total stockholders' equity	289,713	221,579	215,430

Total liabilities and stockholders' equity	$3,942,139	$3,211,344	$3,142,393